UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2005

HEMACARE CORPORATION

(Exact name of registrant as specified in its charter)

California	000-15223	95-3280412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21101 Oxnard Street, Woodland Hills, California		91367
(Address of principal executive offices)		(Zip Code)

(818) 226-1968
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On June 6, 2005, HemaCare Corporation (the “Company”) entered into change of control agreements (the “Change of Control Agreements”) with each of the following named executive officers:  Judi Irving, President and Chief Executive Officer and Robert Chilton, Executive Vice President and Chief Financial Officer (the “Executives”).

Ms. Irving’s agreement completes an understanding that such an agreement would be entered into per Ms. Irving’s letter of employment, dated November 26, 2002, which was filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 providing for the payment of two times her annual base salary upon termination. The expectation that the Company and Ms. Irving would enter into such an agreement had been previously disclosed in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the Company’s annual meeting of shareholders held on May 24, 2005.  Pursuant to the change of control agreement with Ms. Irving, for one year after the change of control, if Ms. Irving were to be terminated or constructively terminated, other than for cause, death, disability, retirement or resignation other than for good reason following a change of control, Ms. Irving will be entitled to the following benefits:  (i) two times her annual base salary (at the highest base salary rate that she was paid in the 12 months prior to the date of termination), due within 30 days after the date of termination, payable either in a lump sum cash payment or in 24 equal monthly installments; (ii) continued health insurance benefits for Ms. Irving and her family for 18 months; and (iii) all her outstanding stock options previously granted under any of the Company’s stock option plans, whether vested or unvested, will be accelerated and become immediately exercisable for six months.

Mr. Chilton’s agreement was also expected, and the Company previously disclosed the intent to enter into such an agreement in the Company’s definitive proxy statement filed with the Securities Commission in connection with the Company’s annual meeting of shareholders held on May 24, 2005.  Pursuant to the change of control agreement with Mr. Chilton, for one year after the change of control, if Mr. Chilton were to be terminated or constructively terminated, other than for cause, death, disability, retirement or resignation other than for good reason following a change of control, Mr. Chilton will be entitled to the following benefits:  (i) one times his annual base salary (at the highest base salary rate that he was paid in the 12 months prior to the date of termination), due within 30 days after the date of termination, payable either in a lump sum cash payment or in 12 equal monthly installments; (ii) continued health insurance benefits for Mr. Chilton and his family for 12 months; and (iii) all his outstanding stock options previously granted under any of the Company’s stock option plans, whether vested or unvested, will be accelerated and become immediately exercisable for six months.

For purposes of the Change of Control Agreements, “constructive termination” is deemed to have occurred if (i) the Executive’s position, authority, duties and responsibilities are not at least commensurate with those held during 120 days preceding the change of control; (ii) the Executive’s annual base salary and bonus compensation is reduced by more than five percent, unless this reduction is part of a uniformly applied program of reductions; (iii) the Executive’s services are required to be performed at a location more than 35 miles from the Executive’s present location; or (iv) the Executive has to engage in substantially increased amount of travel.

The foregoing summary of the Change of Control Agreements is qualified in its entirety by the actual Change of Control Agreements with each of the above named Executives attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description

10.1	Change of Control Agreement, dated June 6, 2005, between HemaCare Corporation and Judi Irving

10.2	Change of Control Agreement, dated June 6, 2005, between HemaCare Corporation and Robert Chilton

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMACARE CORPORATION

Date: June 10, 2005	By	/s/ Robert S. Chilton
Robert S. Chilton
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Change of Control Agreement, dated June 6, 2005, between HemaCare Corporation and Judi Irving

10.2	Change of Control Agreement, dated June 6, 2005, between HemaCare Corporation and Robert Chilton